Exhibit 1.2

For Immediate Release ▶ ▶ ▶ Oct. 4, 2004	For More Information ▶ ▶ ▶ Kara Hoffman Articulate Communications Inc. 212.255.0080, ext. 13 khoffman@articulatepr.com

Ross Systems Highlights Customer Achievements at RossWorld 2004 Outlining
Framework for Company and Product Direction

Planning, Executing, Analyzing and Technology Drive User Conference Themes,
on Overwhelming Customer Successes

ATLANTA and TAMPA, Florida — Oct. 4, 2004 — Ross Systems, Inc. (“Ross”), a global provider of enterprise software solutions for manufacturers and a software unit of chinadotcom corporation (NASDAQ: CHINA), kicked off the company’s annual global user conference, RossWorld 2004, this week in Tampa, Fla. with a roadmap for customers to achieve greater value from their enterprise business solutions. This year’s conference will center on Ross’ customer success and its iRenaissance enterprise technology platform, highlighting ongoing initiatives and plans for the year to come. In addition, the conference will focus on four key market-driven themes including: Planning, Executing, Analyzing and Technology, offering valuable breakout sessions presented by customers, Ross executives and industry visionaries.

Demonstrating the company’s overwhelming dedication to the success of its customers, Ross’ annual global user conference provides a forum for the company’s more than 1,200 customers worldwide to gather, share common business challenges, learn from industry peers and participate in informational sessions. The conference is designed to create and support a robust user community, facilitating information sharing and education among Ross’ global customer base. Presentations during the course of the event include business and solution-focused sessions, industry-specific roundtables, customer case studies, regulatory and legislative seminars. In addition, customers will be able to preview software and technology set for release in the coming months in Ross’ “test drive” area.

“With an continued focus on its customers and their needs, Ross has created a tightly-woven user community that gather to discuss mutual challenges experienced in the market and work together with Ross to overcome these issues,” said Ted Benham, vice president of technology for Jennmar Corporation and chairperson of Ross’ International Users Group. “The company’s annual RossWorld user forum demonstrates the commitment of both Ross and its user community to the ongoing pursuit of developing superior products and services that accurately reflect its customers changing business needs.”

Dedicated to meeting business needs and customer demands with industry-specific solutions, Ross remains focused on the unique requirements of its key vertical industries. RossWorld 2004 sessions will address the following four critical areas of focus spanning its targeted vertical industries: Planning, Executing, Analyzing and Technology.

— more —

Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

Ross Systems Lays Out Framework at RossWorld 2004	Page 2

•	Planning — Sessions will outline ways to more effectively prepare and plan for business activities. Attendees will find sessions discussing pricings and promotions, sales and forecasting and made-to-order product lines. In addition, this track will discuss methods to ensure companies are at the forefront of their industries, preparing for possible government regulations and customer mandates.

•	Executing — Sessions include discussions on how customers can manage and execute new strategies and programs. Topics include brand protection through enhanced traceability, order management and product labeling and how customers can best work with new initiatives, like UCCnet, RFID and EDI, mandated by leading retailers.

•	Analyzing — Sessions will provide in-depth discussions on new industry programs and government regulations. Customers will be able to dive into topics like Sarbanes-Oxley compliance, increasing business intelligence initiatives, improving an operational system of record and financial consolidation.

•	Technology — Sessions will discuss technology enhancements over the past year as well as new products and features to come in the next 12 months. The sessions will deliver information on how customers can optimize technology resources and capitalize on new features and functionalities of the iRenaissance platform.

“With the completed acquisition by chinadotcom, this year has proven to be a pivotal year in the history of Ross,” said J. Patrick Tinley, chairman and CEO of Ross. “As we maintain our goal of delivering the most innovative software solutions to help our customers worldwide improve profitability and increase business efficiency, the incredible successes our customers have experienced over the past year validate our company’s tremendous growth and product direction. At this year’s RossWorld, we are proud to have the spotlight be on our customers, telling the stories of how, with Ross, they’re fulfilling their business growth objectives and are poised to support evolving industry requirements and future growth.”

In addition to general sessions, Ross will also offer Ross University Education courses for topics including Gembase, Oracle for iRenaissance, FRx Report Design, IAF and Developer Studio Workshop and Web Services for iRenaissance. These educational courses allow customers to take an in-depth, hands-on approach to specific technology issues, providing greater analysis and discussion for system developers.

About Ross Systems

Ross Systems, Inc., a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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